Alternative Investment
Strategies

WORLD MONITOR TRUST II--
SERIES D

MONTHLY REPORT/
APRIL 25, 2003

PRUDENTIAL FINANCIAL (LOGO)

WORLD MONITOR TRUST II--SERIES D
--------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from March 29, 2003 to April 25, 2003 for World Monitor Trust II--Series D ('Series D'). The net asset value of an interest as of April 25, 2003 was $98.08, an increase of 1.51% from the March 28, 2003 value of $96.62. The calendar year-to-date return for Series E was an increase of 5.26% as of April 25, 2003.

Effective May 2003, Ronald J. Ivans has been elected by the Board of Directors of Prudential Securities Futures Management Inc. as Chief Financial Officer replacing Steven Weinreb.

The estimated net asset value per interest as of May 27, 2003 was $105.52. Past performance is not necessarily indicative of future results.
Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-2443.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          ------------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from March 29, 2003
  to April 25, 2003
Revenues:
Realized gain on commodity
  transactions.......................   $(109,949)
Change in unrealized commodity
  positions..........................     462,481
Interest income......................      12,867
                                        ---------
                                          365,399
                                        ---------
Expenses:
Commissions..........................      64,428
Incentive fees.......................      57,751
Management fees......................      13,410
Other transaction fees...............       2,019
Other expenses.......................      10,222
                                        ---------
                                          147,830
                                        ---------
Net gain.............................   $ 217,569
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------------------
For the period from March 29, 2003
  to April 25, 2003
                                              Per
                                Total      Interest
                             -----------   --------
Net asset value at
  beginning of period
  (136,128.906
  interests)...............  $13,152,133   $  96.62
Contributions..............    1,153,585
Net gain...................      217,569
Redemptions................      (74,795)
                             -----------
Net asset value at end of
  period (147,320.362
  interests)...............  $14,448,492      98.08
                             -----------
                             -----------
                                           --------
Change in net asset
  value per interest....................   $   1.46
                                           --------
                                           --------
Percentage change.......................       1.51%
                                           --------
                                           --------
------------------------------------------------------

I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series D is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                              /s/ Ronald J. Ivans
                            -----------------------
                              /s/ Ronald J. Ivans
                            Chief Financial Officer